UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2010

MOUNT KNOWLEDGE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52664	Not Applicable
(State or other jurisdiction of incorporation or	(Commission File Number)	IRS Employer Identification No.)
organization)

39555 Orchard Hill Place, Suite 600 PMB 6096, Novi, Michigan, 48375
(Address of principal executive offices)

888-682-3038
(Registrant’s telephone number, including area code)

N/A
(Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 26, 2010, our Board of Directors approved the execution of a non-binding Letter of Intent to purchase one hundred (100%) percent of the issued and outstanding shares of Common and Preferred Stock, including Warrants issued for the right to purchase additional Common or Preferred Stock of Mount Knowledge USA, Inc, (“MTKUSA”) from MTKUSA’s Shareholders of record on the date of closing in a proposed “Stock Purchase and Share Exchange Agreement” whereby each of the MTKUSA Shareholders would receive from Mount Knowledge Holdings, Inc (the “Company”) the same equivalent number of shares (one-to-one (1:1) basis) (or some other agreed upon amount) in the same series and/or class of stock as owned and held in MTKUSA. The proposed transaction would make MTKUSA a wholly-owned subsidiary of the Company.

Pursuant to the letter of intent both parties shall begin the due diligence process immediately to review the books and records of each respective company, including, but not limited to, the review of any and all assets and liabilities, audited and unaudited financial statements, existing contracts and other material documentation. The due diligence process is expected to take approximately thirty (30) days, however, management of MTKUSA has requested an additional thirty (30) days beyond the due diligence period in order to complete its existing fund raising efforts, with a definitive agreement or Stock Purchase and Share Exchange Agreement anticipated to be completed on or before June 30, 2010.

Mount Knowledge, USA, Inc. is a privately-held Nevada corporation formed in September 2009. The Company was incorporated by Erwin Sniedzins of Mount Knowledge Inc (“MtK, Inc”), a Canadian R&D Company, the founder and author of the Mount Knowledge™ learning products, as a marketing and sales company. The primary mission of MTKUSA is to market, sell and distribute a proprietary Real Time Self Learning System (“RTSL”) software application referred to as the Knowledge Generator™ product, domestically and internationally to a variety of customers, including individuals, schools, government agencies, and corporations.

On or about September 4, 2009, MTKUSA executed an agreement with Mount Knowledge, Inc. whereby it acquired by assignment the rights to the Sales Agency Agreement executed by Mount Knowledge, Inc and Tianjin You He Trading Co., Ltd. on or about March 8, 2009 in exchange for a certain number of warrants in MTKUSA.

This Sales Agency Agreement for China grants to Tianjin You He Trading Co., Ltd. the rights to distribute the Knowledge Generator™ product utilizing various traditional marketing methods, at Tianjin You He Trading Co., Ltd’s expense, but with support from MtK, Inc, subsequently MTKUSA, to train initial personnel on product functionality, features, etc., and to assist in the creation of marketing, branding and product identity tools and sales & marketing strategy, as needed.

The Sale Agency Agreement is a five year, plus five year extended agreement, and was exempt from the exclusive Master Software License Agreement executed on January 21, 2010 between the Company and Mount Knowledge, Inc, which superseded the Master Software License Agreement executed on or before July 27, 2009. The Company had anticipated the acquisition of the same Sales Agency Agreement directly from Mount Knowledge Inc according to its business plan, but, was unable to raise the necessary financing in the past 9 months to execute on the terms and conditions of the Sales Agency Agreement and associated sales efforts in China. The Company now has the opportunity to do so from the proposed acquisition of MTKUSA and at the same time capitalize on all the sales and marketing efforts of MTKUSA in China to date.

On or about September 16, 2009, MTKUSA initiated a Private Placement Memorandum (“PPM”) to raise equity capital in a maximum amount of USD $1,500,000 at a per share price of $0.15. To date, MKTUSA has raised approximately $892,000 and will continue to raise capital up to the maximum amount before the closing date of the proposed transaction with the Company. This funds obtained from the open PPM will continue to support the sales and marketing efforts in China.

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Letter of Intent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 27, 2010

MOUNT KNOWLEDGE HOLDINGS, INC.

By:     /s/ Daniel A. Carr
         Daniel A. Carr
         President, Chief Executive Officer,
         Chief Financial Officer, Treasurer and Director